Exhibit 99.1

Media Release

2 December 2020

LyondellBasell and Sasol Complete Louisiana Joint Venture Transaction

Houston and Johannesburg–LyondellBasell (NYSE: LYB), one of the largest plastics, chemicals and refining companies in the world, and Sasol (JSE: SOL, NYSE: SSL), a global integrated chemicals and energy company, today announced the closing of their Louisiana-based Integrated Polyethylene Joint Venture (JV) transaction following required regulatory and shareholder approvals. The 50/50 JV includes a 1.5 MM ton ethane cracker, 0.9 MM ton low-density and linear-low density polyethylene plants, and associated infrastructure near Lake Charles, La, and will toll manufacture the products on behalf of the two shareholders.

Under the terms of the transaction agreements, LyondellBasell will operate the three assets on behalf of the JV and market the polyethylene products on behalf of the two shareholders of the JV. Approximately 400 Sasol Lake Charles employees who directly support the JV assets are now employees of LyondellBasell.

“The formation of this JV is part of our approach to growing our core businesses while positioning the company to benefit from improving economic conditions,” said Bob Patel, CEO of LyondellBasell. “We believe our ability to operate efficiently and serve growing markets will create exceptional long-term value for our shareholders of both companies. We welcome our new JV employees to the LyondellBasell family.”

“This transaction accelerates the transformation of our chemicals business toward a focus on specialty chemicals,” said Fleetwood Grobler, Sasol President and Chief Executive Officer. “We’re proud of the world-scale assets we’ve built in Southwest Louisiana and look forward to working with LyondellBasell to realize their full potential and create value for all our stakeholders. We also extend our best wishes and gratitude to our colleagues who are transferring to LyondellBasell to operate the joint venture assets.”

The formation of this JV with Sasol aligns with LyondellBasell’s strategy of investing in high-quality assets in growing markets or feedstock advantaged regions. In September 2020, LyondellBasell established a 50/50 JV with China’s Liaoning Bora Enterprise Group to start up and operate a new, large petrochemical complex in northeast China. Taken together, the Bora and Sasol JVs are equivalent to the full capacity and immediate financial benefits of a new and operational world-scale integrated cracker complex.

This transaction is a significant step for Sasol in achieving its financial and strategic objectives toward creating Future Sasol, which will be a more sustainable and resilient business for the long-term.

Issued by:

Sasol Media Relations

In South Africa:
Matebello Motloung, Manager: Group Media Relations
Direct telephone: +27 (0) 10 344 9256; Mobile: +27 (0) 82 773 9457
matebello.motloung@sasol.com

Alex Anderson, Senior Manager: Group External Communication
Direct telephone: +27 (0) 10 344 6509; Mobile: +27 (0) 71 600 9605
alex.anderson@sasol.com

In the U.S.:
Kim Cusimano, Americas Corporate Affairs
Direct telephone: +1 (225) 776 0758
kim.cusimano@us.sasol.com

LyondellBasell Media Relations
Phone: +1 713 309 7575
Email: mediarelations@lyb.com

About LyondellBasell
LyondellBasell (NYSE: LYB) is one of the largest plastics, chemicals and refining companies in the world. Driven by its employees around the globe, LyondellBasell produces materials and products that are key to advancing solutions to modern challenges like enhancing food safety through lightweight and flexible packaging, protecting the purity of water supplies through stronger and more versatile pipes, improving the safety, comfort and fuel efficiency of many of the cars and trucks on the road, and ensuring the safe and effective functionality in electronics and appliances. LyondellBasell sells products into more than 100 countries and is the world’s largest producer of polymer compounds and the largest licensor of polyolefin technologies. In 2020, LyondellBasell was named for the third consecutive year to Fortune magazine's list of the “World's Most Admired Companies.” More information about LyondellBasell can be found at www.LyondellBasell.com.

About Sasol
Sasol is a global integrated chemicals and energy company spanning 30 countries. Through our talented people, we use selected technologies to safely and sustainably source, manufacture and market chemical and energy products globally. More information about Sasol can be found at www.Sasol.com.

Cautionary Note Regarding Forward-looking Statements for LyondellBasell
The statements in this release relating to matters that are not historical facts are forward-looking statements. These forward-looking statements are based upon assumptions of management of LyondellBasell which are believed to be reasonable at the time made and are subject to significant risks and uncertainties. Actual results could differ materially based on factors including, but not limited to, market conditions, the business cyclicality of the chemical, polymers and refining industries; the availability, cost and price volatility of raw materials and utilities, particularly the cost of oil, natural gas, and associated natural gas liquids; our ability to achieve expected synergies from the Louisiana and Bora joint ventures; the completion of the acquisition of joint venture assets in the future and ability to recognize the anticipated benefits thereof; uncertainties related to the extent and duration of the pandemic-related decline in demand, or other impacts due to the COVID-19 pandemic in geographic regions or markets served by us, or where our operations are located, including the risk of prolonged recession; future financial and operating results; risks and uncertainties posed by international operations, including foreign currency fluctuations; and our ability to comply with debt covenants and to amend, extend, repay, service, and reduce our debt. Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in the “Risk Factors” sections of our Form 10-K for the year ended December 31, 2019, and our Forms 10-Q for the quarters ended March 31, 2020, and September 30, 2020, which can be found at www.LyondellBasell.com on the Investor

Relations page and on the Securities and Exchange Commission’s website at www.sec.gov. There is no assurance that any of the actions, events or results of the forward-looking statements will occur, or if any of them do, what impact they will have on our results of operations or financial condition. Forward-looking statements speak only as of the date they were made and are based on the estimates and opinions of management of LyondellBasell at the time the statements are made. LyondellBasell does not assume any obligation to update forward-looking statements should circumstances or management’s estimates or opinions change, except as required by law.